Exhibit 5.1

Carey Olsen Jersey LLP
47 Esplanade
St Helier
Jersey JE1 0BD
Channel Islands

T +44 (0)1534 888900
Our ref	JMW/LS/1043601/0018	F +44 (0)1534 887744
E jerseyco@careyolsen.com

Quotient Limited

28 Esplanade

St Helier

Jersey JE2 3QA

13 December 2019

Dear Sirs and Madams

Quotient Limited (the “Company”): Registration under the US Securities Act of 1933, as amended (the “Securities Act”) of the resale of 105,000 issued and outstanding ordinary shares

1.	Background

1.1

The Company has asked us to provide this Opinion in connection with the filing of a Form S-3 Registration Statement (the “Registration Statement”) in relation to the resale by selling shareholders identified in the Registration Statement of up to 105,000 shares of no par value in the capital of the Company.

1.2

In this Opinion “non-assessable” means, in relation to a share in the share capital of a Jersey company, that the purchase price for which the Company agreed to issue and sell that share has been paid in full to the Company, so that no further sum is payable to the Company or its creditors by any holder of that share solely because of being the holder of such share.

1.3	The shares referenced above are the following shares in the Company (the “Shares”):

1.3.1	45,000 ordinary shares of no par value issued pursuant to a subscription agreement dated 2 August 2018 by and between the Company and Franz Walt (the “Walt Subscription Agreement”);

1.3.2

10,000 ordinary shares of no par value sold pursuant to a subscription agreement dated 3 August 2018 by and between the Company and Heino von Prondzynski (the “Prondzynski Subscription Agreement”); and

Carey Olsen Jersey LLP is registered as a limited liability partnership in Jersey with registered number 80.

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13 December 2019

1.3.3	50,000 ordinary shares of no par value sold pursuant to a subscription agreement dated 9 February 2017 by and between the Company and Christopher Lindop (the “Lindop Subscription Agreement”);

(together, the “Subscription Agreements”).

1.4	We should like to make the following observations:

1.4.1

We have not been responsible for investigating or verifying the accuracy of the facts (including statements of foreign law), or the reasonableness of any statement of opinion or intention, contained in or relevant to any document referred to in this Opinion, or that no material facts have been omitted therefrom, save as expressly set out herein.

1.4.2

We express no opinion as to whether the Documents as defined below, singular or together, contain all the information required by the Securities Act and/or any other applicable foreign laws, regulations, orders or rules nor whether the persons responsible for the Documents, the Securities Act and/or any other applicable foreign laws, regulations, orders or rules have discharged their obligations thereunder.

2.	Documents examined

2.1	For the purposes of this Opinion we have examined and relied on the following:

2.1.1	the Subscription Agreements, of which we have examined copies;

2.1.2	the following resolutions;

(a)

the resolutions passed on 2 August 2018 at a meeting of the board of the directors of the Company approving, inter alia, the issue of shares to Franz Walt pursuant to the Walt Subscription Agreement and the issue of shares to Heino von Prondzynski pursuant to the Prondzynski Subscription Agreement;

(b)

the resolutions passed on 2 February 2017 at a meeting of the board of the directors of the Company approving, inter alia, the issue of shares to Christopher Lindop pursuant to the Lindop Subscription Agreement; and

(c)

the resolutions passed on 2 August 2018 by way of written electronic resolutions of the Audit Committee, approving the issuance of shares under the Walt Subscription Agreement and Prondzynski Subscription Agreement.

2.1.3

the public records of the Company available for inspection on the web-site of the Registrar of Companies in Jersey (the “Registrar of Companies”) on the date of this Opinion, at the time we carried out such inspection (the “Public Records” and such inspections, the “Public Records Searches”);

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13 December 2019

2.1.4	a copy of the certificate of incorporation of the Company (the “Certificate of Incorporation”);

2.1.5	a copy of the consent issued to the Company pursuant to the Control of Borrowing (Jersey) Order 1958 as amended dated 1 January 2017 (the “COBO Consent”);

2.1.6	a copy of the memorandum and articles of association of the Company (together, the “Memorandum and Articles of Association” and such articles of association, the “Articles of Association”);

2.1.7	a copy of the register of members of the Company stated thereon as being current at 13 December 2019; and

2.1.8	a certificate of a Director of the Company (the “Director’s Certificate”).

2.2	We have not examined or relied on any other documents for the purpose of this Opinion.

3.	Assumptions

3.1	For the purposes of giving this Opinion we have relied on the following assumptions:

3.1.1

that each party (other than the Company as a matter of Jersey law) has or had at the relevant time the necessary capacity, power, authority and intention and has or had at the relevant time obtained all necessary agreements, consents, licences or qualifications (whether as a matter of any law or regulation applicable to it or any contractual or other obligation binding upon it) to enter into the documents to which it is a party and that each such party has duly authorised, executed and delivered those documents and that those documents have been duly dated and (where applicable) delivered;

3.1.2	that the COBO Consent examined by us is a true, complete and accurate copy of the consent relating to the Company and is in full force and effect at the date of this Opinion;

3.1.3

that the copies of the Certificate of Incorporation and Memorandum and Articles of Association examined by us are true, complete and accurate copies of the Certificate of Incorporation and Memorandum and Articles of Association that are in full force and effect at the date of this Opinion and that there are no:

(a)	special resolutions; or

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13 December 2019

(b)	resolutions or agreements which have been agreed to by, or which effectively bind, members of the Company,

that affect, override or amend the Memorandum and Articles of Association, other than as appear in the Public Records;

3.1.4	the genuineness and authenticity of all signatures, initials, stamps and seals on all documents and the completeness and conformity to original documents of all copies examined by us;

3.1.5	due compliance with all matters of the laws of the State of New York by which law the Subscription Agreements are expressed to be governed and construed;

3.1.6

that the Subscription Agreements constitute the legal, valid and binding obligation of the Company and the other parties to the Subscription Agreements, enforceable in accordance with their terms, under the laws of the State of New York;

3.1.7	that there is no provision of the law or regulation of any jurisdiction other than Jersey that would have any adverse implication in relation to the opinions expressed in this Opinion;

3.1.8

that the choice of the laws of the State of New York to govern the Subscription Agreements was bona fide (for example not made with any intention of avoiding provisions of the law with which the transaction(s) documented or contemplated by the Documents has/have the closest and most real connection) and legal and there is no reason for avoiding that choice of law on grounds of public policy;

3.1.9

that all documents or information required to be filed or registered by or in relation to the Company with the Registrar of Companies have been so filed or registered and appear on the Public Records and are accurate and complete;

3.1.10	that we have been provided with copies or originals of all documents that are relevant to the Documents and/or that might affect the opinions expressed in this Opinion;

3.1.11

that in resolving that the Company enter into the Subscription Agreements and the transactions documented or contemplated by the Subscription Agreements and the issue of the Shares, the directors of the Company (or the duly authorised committee thereof) were acting with a view to the best interests of the Company and were otherwise exercising their powers in accordance with their duties under all applicable laws and the Company remains solvent (meaning that the Company will be able to discharge its liabilities as they fall due) after entering into the Subscription Agreements and the transactions documented or contemplated by the Subscription Agreements;

Quotient Limited

13 December 2019

3.1.12

the absence of bad faith, fraud, coercion, duress, misrepresentation, mistake or undue influence by, on the part of or on behalf of, or suffered by, any of the parties to the Subscription Agreements or their respective directors, officers, employees, agents, representatives, partners, shareholders and advisers or any other relevant person;

3.1.13	each person named as a member of the Company in the Register of Members has agreed to become a member of the Company;

3.1.14	that the Register of Members is accurate and complete as at the date of this Opinion;

3.1.15	the accuracy and completeness of the Director’s Certificate, and of all statements as to matters of fact contained in the other documents referred to in this paragraph, as at the date of this Opinion;

3.1.16

the Company is not carrying on a business that is regulated by Jersey law so that it is (or ought to be) subject to the terms of one or more other consents, licences, permits or equivalent under such regulatory legislation; and

3.1.17	that each of the above assumptions is accurate at the date of this Opinion, and has been and will be accurate at all other relevant times.

3.2	We have not independently verified the above assumptions.

4.	Opinion

As a matter of Jersey law, and on the basis of and subject to the above and the qualification below, we are of the opinion that the Shares have been duly authorised and validly issued and are fully paid and non-assessable.

5.	Qualification

The register of members of a Jersey company is prima facie evidence of any matters which are by the Companies (Jersey) Law 1991 (the “CJL”) directed or authorised to be inserted in it. The CJL requires that the register of members of a Jersey company includes, amongst other things, the name and address of every member and, where he or she is a member because he or she holds shares in the company, the number of shares held by the member and, in the case of shares which are not fully paid, the amount remaining unpaid on each share

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13 December 2019

6.	Governing Law, Limitations, Benefit and Disclosure

6.1	This Opinion shall be governed by and construed in accordance with the laws of Jersey and is limited to the matters expressly stated herein.

6.2

This Opinion is limited to matters of Jersey law and practice as at the date hereof and we have made no investigation and express no opinion with respect to the law or practice of any other jurisdiction.

6.3

We assume no obligation to advise you (or any other person who may rely on this Opinion in accordance with this paragraph), or undertake any investigations, as to any legal developments or factual matters arising after the date of this Opinion that might affect the opinions expressed herein.

6.4	This Opinion is addressed to the Company in connection with the registration of the Shares under the Registration Statement.

6.5

We consent to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us being made in the paragraph of the Registration Statement headed “Legal Matters.” In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated by the U.S. Securities and Exchange Commission under the Securities Act.

Yours faithfully

/s/ Carey Olsen Jersey LLP

Carey Olsen Jersey LLP